Exhibit 99.1
ATLAS AMERICA, INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER 2007
Philadelphia, PA — April 30, 2007, Atlas America Inc. (NASDAQ: ATLS) (“the Company”) reported earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $35.9 million for the three months ended March 31, 2007, compared with $34.9 million for the comparable prior year period, an increase of $1.0 million or 3%. Net income for the three months ended March 31, 2007 was $10.2 million, compared with $11.4 million for the comparable prior year period. Net income per diluted common share was $0.53 for the first quarter 2007, a decrease of $0.03 per share from the prior year comparable period, or approximately 5%. Total revenues reached $214.9 million for the first quarter 2007, or an approximate 12% increase from the prior year comparable period. A schedule is provided at the end of this release to reconcile net income to EBITDA.
In March 2007, the Company completed its “Dutch Auction” tender offer, repurchasing approximately 1.5 million shares, or approximately 8% of its then outstanding common stock for approximately $80.4 million at an average price of approximately $54 per share. There are approximately 17.9 million shares currently outstanding as of the date of this release.
On April 27, 2007, the Company announced that its Board of Directors approved a 3-for-2 stock split to be effected in the form of a stock dividend. Shareholders of record as of May 15, 2007 will receive one additional share of common stock for each two shares of common stock they own on that date. The shares will be distributed on or about May 25, 2007. After the split, there will be approximately 26.8 million shares of the Company’s common stock outstanding. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price to be reported by the NASDAQ Stock Market, effective May 28, 2007. The Company also announced that its Board of Directors has declared its first quarterly cash dividend of $0.05 per share of common stock, payable on May 15, 2007, to shareholders of record on May 8, 2007.
Cash Distributions from Affiliates
On April 26, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”), of which the Company owns an 80% common unit interest, declared its quarterly cash distribution for the first quarter 2007 of $0.43 per common unit, which will be paid on May 15, 2007 to common unitholders of record as of May 8, 2007. The Company will receive approximately $12.9 million in aggregate cash distributions from its ownership interests in Atlas Energy with regard to this quarterly distribution.
Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), of which the Company owns an 83% limited partner interest, declared its quarterly cash distribution for the first quarter 2007 of $0.25 per common limited partner unit, which will be paid on May 18, 2007 to common unitholders of record as of May 8, 2007. The Company will receive approximately $4.4 million in cash distributions from its ownership interest in Atlas Pipeline Holdings with regard to this quarterly distribution. Atlas Holdings is the parent company of Atlas Pipeline Partners, L.P.’s (NYSE: APL) (“Atlas Pipeline”) general partner, which owns the incentive distribution rights and 1,641,026 common units of limited partner interest in Atlas Pipeline. Atlas Pipeline is active in the transmission, gathering and processing segments of the midstream natural gas industry.
Please see Atlas Energy’s and Atlas Holdings’ earnings releases regarding their first quarter 2007 financial results for further information regarding their results.

“I am happy to announce results from yet another strong quarter for our Company,” stated Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “We continue to see solid results from Atlas Energy, as that company plans to conduct another record-breaking year with regards to wells drilled and partnership funds raised, which will reach at least $270 million in 2007. Atlas Pipeline continues to work on several important expansion projects in the Mid-Continent to grow its asset base. In March, the Company completed its first Dutch tender offering for almost 1.5 million common shares for $80 million. To further return value to our shareholders, we also recently announced a 3-for-2 stock split to be distributed as a stock dividend, and the Company also announced its first cash dividend of $0.05 per common share. We will continue to look for ways to provide shareholder value such as these in the future.”
Atlas Energy
•	On April 2, 2007, the Company’s registration statement with the Securities and Exchange Commission for the Public 16 Drilling Program became effective. Atlas Energy expects to raise approximately $200 million in this program, its initial offering of the year, and expects to recognize well construction and administration fees from this program through most of 2007. Revenues generated by Atlas Energy’s well construction and completion segment increased by approximately 42% compared to the prior year comparable period.

•	The number of gross wells drilled was 303 for the three months ended March 31, 2007, an increase of 97 wells or approximately 47% from the prior year comparable period. Atlas Energy connected 197 wells in the quarter ended March 31, 2007.

•	Beginning in early December 2006, Atlas Energy and its investment partnerships drilled three vertical wells to the Marcellus Shale in Western Pennsylvania. All three of these wells have been completed and management is pleased with the results. The Marcellus Shale is a black, organic rich shale formation located at depths between 7,000 and 8,500 feet and ranges in thickness from 100 to 150 feet on Atlas Energy’s acreage. Leases are currently held on over 180,000 acres, up from 105,000 acres in December 2006, which management believes is prospective for the Marcellus Shale. Management plans to drill several more vertical wells within the Marcellus Shale over the next two quarters and is planning a full development program beginning in the fourth quarter of 2007

•	Atlas Energy had approximately 645,000 gross acres, or 590,000 net acres, at March 31, 2007, an increase of approximately 24% from the net acreage position at March 31, 2006 and an approximate 8% increase from December 31, 2006. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee. Undeveloped acreage at March 31, 2007 was approximately 362,000 net acres, up approximately 39% from the net acreage position at March 31, 2006, exclusive of the joint venture with Knox Energy.

•	Atlas Energy has currently identified over 3,150 geologically favorable sites for additional well drilling. Atlas Energy had interests in over 7,500 gross wells at March 31, 2007, an increase of approximately 11% from March 31, 2006, and operates approximately 85% of these wells.

•	Natural gas and oil production was 25.8 mmcfe/d for the three months ended March 31, 2007, an increase of 2.4 mmcfe/d or approximately 10% from the prior year comparable period.
Atlas Pipeline
•	Atlas Pipeline’s Mid-Continent segment recognized total revenue of $109.7 million for the quarter ended March 31, 2007, relatively consistent with the prior year comparable period. Total system volume in the Mid-Continent region averaged 635.8 million cubic feet (“mmcf”) per day for the quarter ended March 31, 2007, an increase of approximately 15% from the prior year comparable period.
•	Total revenue for Atlas Pipeline’s Appalachia system was $7.8 million for the quarter ended March 31, 2007, a 3% decrease from the prior year comparable period, principally due to a decrease in realized natural gas prices, partially offset by higher throughput volumes between periods. Throughput volume increased to 62.5 mmcf per day for the quarter ended March 31, 2007, compared with 57.3 mmcf per day for the prior comparable period due to new wells connected to the Appalachia gathering system. The average transportation rate per mcf was $1.38 for the quarter ended March 31, 2007, a 10% decrease from $1.53 per mcf for the prior year comparable period. Atlas Pipeline’s Appalachia system’s principal customer is Atlas Energy, of which the Company owns an 79% interest.
Corporate and Other
•	General and administrative expenses, including net expense reimbursements to affiliate, was $14.8 million for the first quarter 2007, an increase of $1.4 million from the prior year comparable period, primarily due to increases in non-cash compensation expenses associated the vesting of units and options for both Atlas Holdings, Atlas Energy and Atlas Pipeline and costs associated with Atlas Pipeline’s expansion of its Mid-Continent operations.

•	Interest expense was $7.3 million for the first quarter 2007, an increase of $0.5 million from the prior year comparable period, primarily due to Atlas Pipeline’s issuance of senior notes in May 2006 and borrowings under Atlas Pipeline’s credit facility associated with its Mid-Continent acquisitions.
Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s first quarter results on Tuesday afternoon, May 1, 2007 at 3:00 pm ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 5:00 pm ET on Tuesday, May 1, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 98614670.
Atlas America, Inc. owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. Also, Atlas America owns approximately 83% of the limited partner interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com , or contact Investor Relations at bbegley@atlasamerica.com.
Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploitation and development of its acreage. For more information, visit its website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, Atlas Pipeline owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. Atlas Pipeline also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit its website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.’s general partner, which owns the incentive distribution rights and 1,641,026 common units of limited partner interest in Atlas Pipeline. For more information, visit its website at www.atlaspipelineholdings.com or contact investor relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
REVENUES:
Well construction and completion	$72,378	$50,883
Gas and oil production	21,260	22,866
Transmission, gathering and processing	113,012	112,635
Administration and oversight	4,544	3,309
Well services	3,721	2,766

Total revenues	214,915	192,459

COSTS AND EXPENSES:
Well construction and completion	62,932	44,246
Gas and oil production	2,034	1,905
Transmission, gathering and processing	95,475	91,437
Well services	2,043	1,766
General and administrative	14,457	12,908
Net expense reimbursement — affiliate	308	415
Depreciation, depletion and amortization	12,401	10,102

Total costs and expenses	189,650	162,779

Operating income	25,265	29,680

Other income (expense):
Interest expense	(7,256)	(6,721)
Minority interests	(3,186)	(6,255)
Other, net	1,444	1,329

Total other income (expense)	(8,998)	(11,647)

Income before income taxes	16,267	18,033
Provision for income taxes	6,019	6,672

Net income	$10,248	$11,361

Net income per common share — basic	$0.54	$0.57

Weighted average common shares outstanding	18,924	20,001

Net income per common share — diluted	$0.53	$0.56

Weighted average common shares outstanding	19,478	20,453

	March 31,	December 31,
	2007	2006
BALANCE SHEET DATA:
Cash and cash equivalents	$88,381	$185,401
Property and equipment, net	913,014	884,812
Total assets	1,257,146	1,379,926
Total debt	395,579	324,151
Total stockholders’ equity	52,461	132,246

ATLAS AMERICA, INC.
FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
Reconciliation of Net Income to EBITDA (2):	2007	2006
Net income	$10,248	$11,361
Interest expense	7,256	6,721
Provision for income taxes	6,019	6,672
Depreciation, depletion and amortization	12,401	10,102

EBITDA	$35,924	$34,856

(1)	EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.
OPERATING HIGHLIGHTS

	Three Months Ended March 31,
Atlas Energy:	2007	2006
Production revenues (in thousands):
Gas (1)	$19,427	$20,492
Oil	$1,826	$2,365

Production volume:
Gas (mcf/day) (1) (2)(3)	23,681	20,866
Oil (bbls/day)	359	423

Total (mcfe/day) (3)	25,835	23,404

Average sales prices:
Gas (per mcf) (3) (4)	$9.12	$10.91
Oil (per bbl) (3)	$56.52	$62.13

Production costs (5):
As a percent of production revenues	10%	8%
Per mcfe (3)	$0.87	$0.90

Depletion per mcfe (3)	$2.31	$1.98

Atlas Pipeline:
Appalachia system throughput volume (mcf/day) (3)	62,532	57,326

Velma system gathered gas volume (mcf/day) (3)	61,017	60,715

NOARK Ozark Gas Transmission throughput volume (mcf/day) (3)	286,891	239,151

Elk City/Sweetwater system gathered gas volume (mcf/day) (3)	287,892	252,190

Combined throughput volume (mcf/day) (3)	698,332	609,382

(1)	Excludes sales to landowners.

(2)	Production quantities consist of the sum of (i) ATN’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) ATN’s proportionate share of production from wells owned by the investment partnerships in which ATN has an interest, based on ATN’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mmcf” means thousand cubic feet and million cubic feet; “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, and “bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.

(4)	ATN’s average sales price before the effects of financial hedging was $7.85 and $9.37 for the three months ended March 31, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.